UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the registrant  ☒                 Filed by a party other than the registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MIMEDX GROUP, INC.
(Name of registrant as specified in its charter)
Payment of the filing fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	(1)	Title of each class of securities to which transaction applies:
☐	(2)	Aggregate number of securities to which transaction applies:
☐	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
☐	(4)	Proposed maximum aggregate value of transaction:
☐	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
☐	(1)	Amount previously paid:
☐	(2)	Form, Schedule or Registration Statement No.:
☐	(3)	Filing party:
☐	(4)	Date filed:

On May 16, 2022, the Registrant published a Press Release as set forth below:

MIMEDX Mails Letter to Shareholders

Highlights Successful Execution of Transformation Strategy Under CEO Tim Wright
Reaffirms Commitment to Enhancing Value for ALL Shareholders

Urges Shareholders to Vote “FOR” Both of MIMEDX’s Highly Qualified Director Nominees – James L. Bierman and Phyllis Gardner, M.D. – on the WHITE Proxy Card

MARIETTA, Ga., May 16, 2022 – MiMedx Group, Inc. (NASDAQ: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, has mailed a letter to shareholders in connection with its 2022 Annual Meeting of Shareholders scheduled for Tuesday, June 7, 2022 at 10:00 a.m. Eastern Time, which will be held in virtual format at www.cesonlineservices.com/mdxg22_vm. MIMEDX shareholders of record as of 5:00 p.m. Eastern Time on April 11, 2022 will be entitled to vote at the Annual Meeting.

The MIMEDX Board of Directors recommends unanimously that shareholders vote the WHITE proxy card for both of MIMEDX’s highly qualified directors standing for election – James L. Bierman and Phyllis Gardner, M.D.

The full text of the letter follows and can also be found at www.VoteMIMEDX.com, along with other materials regarding the Board of Directors’ recommendation for the 2022 Annual Meeting of Shareholders.

VOTE THE WHITE PROXY CARD TODAY “FOR” BOTH OF MIMEDX’S HIGHLY QUALIFIED AND INDEPENDENT DIRECTORS – JAMES BIERMAN AND PHYLLIS GARDNER, M.D.

May 13, 2022

Dear Fellow Shareholder,

On June 7, 2022, MIMEDX will hold its Annual Meeting of Shareholders and we urge you to vote FOR MIMEDX’s directors standing for election this year – Mr. James Bierman and Dr. Phyllis Gardner. Mr. Bierman and Dr. Gardner bring important business acumen, public company board and industry experience and integrity to guide and oversee the Company as fiduciaries at this critical time. Both are highly respected in the life sciences industry and have made significant contributions to our successful turnaround, positioning MIMEDX for substantial shareholder value creation.

MIMEDX is at a pivotal moment in our transformation journey. After years of hard work and perseverance, we are proud to say we have cleared our past litigation and accounting issues, reorganized the commercial business, and are taking meaningful steps to accelerate the start of trial enrollment in our Knee Osteoarthritis clinical trial program, which we believe has blockbuster revenue potential. We recently reported our third consecutive quarter of double-digit revenue growth in our continuing portfolio of products. Our favorable results reflect our commercial team’s solid execution and performance towards initiatives designed to achieve sustainable growth and enhance shareholder value. Following the realignment of our commercial and internal business functions, we believe we stand poised to unlock the true value of MIMEDX and achieve the next step in our growth trajectory.

MIMEDX has successfully executed this strategy and overcome a tumultuous period in our history. We have methodically restored the Company’s integrity, transformed the culture of the organization and re-established MIMEDX’s credibility and reputation. The fundamentals of our growth strategy are driving strong performance, and we are executing against our stated objectives. Our solid new foundation positions us for even greater success and your support of our Board and management team, to date, has been crucial.

After accomplishing such significant milestones, the Board and management team, like you, are frustrated that the overall market downturn and product setbacks have negatively impacted the Company’s stock price performance. However, we believe that the Company’s current valuation does not reflect the value potential of our company. We are confident in the steps we are taking to advance our strategy as outlined at the Company’s recent Investor Day, held in December 2021. The work we have done to position MIMEDX for long-term value creation is not diminished by the current market volatility.

There are no shortcuts in this business. What we offer our healthcare providers, their patients and their loved ones is too important to put at risk. As we look to the future, we see the opportunity to further reinvigorate our product vitality index, drive our placental biologics pipeline forward, and expand our business in support of our mission – a mission that will also drive significant value for all shareholders. We are confident that we have the right Board and management team in place to build on our transformation and execute on our strategic objectives.

We urge all shareholders to vote “FOR” both of MIMEDX’s highly qualified and independent directors James Bierman and Phyllis Gardner on the WHITE proxy card today.

The Board Has Taken Concrete Steps to Enhance Our Governance Practices and Our Highly Qualified Nominees Exemplify Our Commitment to Refreshment and Progress

MIMEDX’s entirely reconstituted Board is made up of nine highly qualified, deeply experienced and demonstrably engaged directors who are strongly committed to acting in the best interests of all shareholders. Under the Board’s oversight, MIMEDX has adopted approximately 70 corporate governance reforms and remains open to other potential initiatives. The Board’s composition also reflects significant input from shareholders and our commitment to diversity and relevant expertise. Our Board has been entirely refreshed since June of 2019.

The two directors standing for re-election this year both are highly respected in the life sciences industry and have made significant contributions to our successful turnaround. They bring important skills, business acumen and industry experience to guide and oversee the Company as fiduciaries with high integrity and sterling reputations:

•James L. Bierman, an independent director, brings substantial operational and financial experience in M&A and the healthcare sector. He is an accomplished and experienced executive and public company director in the healthcare industry, having served as President and Chief Executive Officer, and as a member of the board of directors of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp and, prior to joining Quintiles Transnational, he was a partner at Arthur Andersen LLP for over a decade. In addition to MIMEDX, Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (THC) and Novan, Inc. and as an independent director of KL Acquisition Corp. (NASDAQ: KLAQU). Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University's Johnson Graduate School of Management. He has served on the Board since June 2019.

•Phyllis Gardner, M.D., an independent director, has spent over 35 years in academia and offers significant medical expertise and industry experience including as a Professor of Medicine at Stanford University. Dr. Gardner stands for independent scrutiny and accountability, as evidenced by her early, original and accurate analysis of the science underlying Elizabeth Holmes’ plans for

Theranos. She has served on the board of directors of several public and private companies, as well as an advisor and in various consulting capacities, including as Principal Scientist at a major drug delivery company. Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She holds a B.S. from the University of Illinois and an M.D. from Harvard University and has served on the Board since March 2021.

MIMEDX is Successfully Executing on a Clear Value Creation Strategy
MIMEDX has both a Wound Care & Surgical business, focused on addressing the needs of patients with acute and chronic non-healing wounds, including in surgical recovery applications and a Regenerative Medicine technologies business, focused on progressing our placental biologics pipeline towards registration as an FDA approved biological drug in patients with Knee Osteoarthritis and other musculoskeletal conditions.

These markets represent a significant and growing opportunity, due to various demographic trends, including an aging population, increasing incidence of obesity and diabetes and the associated higher susceptibility to non-healing chronic wounds and surgical complications. The increasing number of patients requiring advanced treatment represents a significant cost burden on the healthcare system. By incorporating a strategy to advance the underlying placental science and more rigorously establish the scientific foundation, clinical effectiveness and economic efficiency of our products, MIMEDX can differentiate the value of our portfolio and address multiple areas of significant and unmet clinical need.

In order to make sure MIMEDX is capitalizing on the growing opportunities within our industry, and in the wound care and surgical recovery markets specifically, we have implemented a number of key initiatives over the past few quarters, including:

•Successfully reorganizing our commercial business: Last year, we completely reorganized the commercial business, focusing on geographic redistricting, the addition of new sales aids and educational resources to assist the sales force and aligning the compensation plan with revenue growth. We have re-designed our training program for our sales professionals to improve revenue generation through more consistent, effective and aligned messaging that communicates the clinical and economic value of MIMEDX products. We are expanding our reach in procedures where our customers are looking for new clinical solutions to address complex cases and where patients are seeking a better outcome.

•Formally announcing the reorganization of our internal business: Effective April 2022, we created two defined, cohesive business units at the Company. The first focused on Wound Care and Surgical Recovery markets and the second focused on Regenerative Medicine and Biologics Innovation, specifically progressing our placental biologics platform toward registration as an FDA approved biological drug. By focusing on key strategic commercial initiatives, including our goal to develop and launch two new products annually, we believe the realignment will further enable dedicated key contributors to work in collaboration, functioning in a way that streamlines operations and positions necessary resources, infrastructure and expertise critical to innovation and value creation.

•Advancing our late-stage clinical pipeline: We are implementing a strategy to advance our products’ underlying placental science and more rigorously establish their clinical efficacy and cost effectiveness. We have more than doubled our R&D staff and significantly improved the rigor of our clinical, regulatory, quality, manufacturing and operations support in a way that improves our overall probability of success.

•Accelerating the initiation of trial enrollment in our Knee Osteoarthritis (KOA) clinical trial program: Our micronized dehydrated Human Amnion Chorion Membrane (mdHACM) platform represents an outstanding opportunity. We are taking critical steps to accelerate the initiation of trial enrollment in our KOA clinical trial program, lining up industry-leading clinical and scientific resources to augment our own efforts and fast-tracking research initiatives to build on the promising data derived from our Phase 2B KOA study and further educate the market on the potential impact of mdHACM on the underlying disease process. If approved, we believe there is tremendous revenue generation potential in these programs, and we are working tirelessly to accelerate our path to serving KOA patients currently suffering from a void in safe and effective treatment options.

The fundamentals of our growth strategy are driving strong performance, and we are executing against our stated objectives. For the third consecutive quarter, the team delivered double-digit revenue growth in our Advanced Wound Care products, achieving a 13% increase year-over-year.

CEO Tim Wright Has Inspired an Entirely New Corporate Culture Rooted in Ethics, Integrity and Core Values

A company’s integrity and credibility stem from exemplary leadership, and MIMEDX does not compromise on its core values and commitments. Our CEO, Timothy R. Wright and our new senior management team, under the oversight of the entirely reconstituted Board, have built a new culture at the Company, rooted in ethics, integrity, and core values. We are methodically focused on strategic, long-term execution.

In keeping with this commitment, our Board of Directors and senior management team have taken decisive and positive actions to enhance shareholder value. Over the past three years, we have successfully:
✓    Completed our restatement of five years of audited financials;
✓    Re-listed on the Nasdaq Stock Market;
✓    Joined the Russell 3000® and 2000® Indexes;
✓    Resolved substantially all outstanding litigation and regulatory actions;
✓    Remediated remaining material weaknesses in Company’s internal controls over financial reporting;
✓    Renewed our reputation and customer relationships;
✓    Launched an extensive investor relations, shareholder engagement and financial community outreach program;
✓    Outlined the Company's long-term value creation strategy at the first Investor Day under the new MIMEDX leadership team;
✓    Held three Annual Shareholder Meetings;
✓    Invested in and advanced our clinical & scientific research programs;
✓    Received regulatory approval to commercialize EPIFIX® in Japan; and
✓    Obtained reimbursement coverage by the largest U.S. commercial payor.

Furthermore, the Company’s executive compensation program has been rigorously structured in alignment with widely accepted best practices within our industry, taking into account competitive market data, business performance and individual performance, along with critical needs, skill sets and succession planning. The Board’s Compensation Committee, based on the input and expertise of an independent third-party compensation consultant, applies best judgement and discretion in establishing targeted pay levels, which are well within the average range in comparison with our peer group.

As outlined in our 2022 proxy statement, the Company has recently made more of executives’ total compensation subject to risk. If performance criteria are not met, the performance stock units granted in 2022 simply will not vest. Management’s compensation is directly aligned with increasing shareholder value. For example, NONE of the Company’s executive officers received annual cash bonuses at their 2021 target levels, in part due to the decline in the Company’s stock price.

Prescience Point’s Withhold Campaign Poses a Real Threat to Our Progress

MIMEDX has a well-established record of open and constructive engagement with its shareholders, including with Prescience Point, who recently launched a withhold campaign against both of our nominees up for election at the 2022 Annual Meeting. Members of the MIMEDX Board and senior management team have engaged extensively with Prescience Point and its founder Mr. Eiad Asbahi. We have seriously considered and acted on a number of the ideas that the firm has suggested to the Company, including the composition of the Board itself and other initiatives already underway at MIMEDX.

This is not the first time Mr. Asbahi has launched a costly and distracting campaign attacking our directors and our Company. He has failed to present any specific or viable alternative long-term solutions to enhance value. Instead, he lobbies for a quick sale of the Company or its key assets while he continues to sell down his stake in MIMEDX. He simply ignores the long-term views of other investors.

While navigating the COVID-19 pandemic, MIMEDX stabilized and strengthened its balance sheet with a capital raise of $150 million in 2020, comprised of a $100 million equity financing led by EW Healthcare Partners and a $50 million debt financing provided by Hayfin Capital Management LLP. This signified a clear turning point for the business. The capital raise was the culmination of an extensive review of potential financial alternatives by the Board, in consultation with the Company’s professional and financial advisors. Indeed, the ability to deploy that capital is directly linked to our ability to meet certain affirmative and financial covenants that impose certain reporting and/or performance obligations on the Company and its subsidiaries. Despite Prescience Point’s criticisms, this strategic capital raise was prudent and beneficial to the Company and provided resources critical to stabilizing the business, prioritizing investments and pursuing attractive growth opportunities.

Furthermore, despite MIMEDX providing complete transparency demonstrating that Dr. Gardner is independent from EW Healthcare, Mr. Asbahi continues to ignore the truth and assert that she is not independent. Dr. Gardner was an external consultant to EW Healthcare’s predecessor firm, Essex Woodland Health Ventures, for a period that ended in 2014. She has not worked with Essex Woodland for over eight years and has no current association with EW Healthcare.

In his public communications, Mr. Asbahi failed to disclose a key fact that you should know about: he demanded that MIMEDX must appoint him Board Chair and give his associate, Chris Li, yet another seat on the Board. Mr. Asbahi threatened to launch this “withhold” campaign if the MIMEDX Board declined to acquiesce to his demands, and he has made good on that threat. In an effort to seek common ground with Mr. Asbahi, MIMEDX offered Mr. Asbahi and his colleague an opportunity to meet with the Nominating and Corporate Governance Committee to share their views on board composition, governance and our business – an offer Mr. Asbahi declined, indicating that such a meeting was not “a productive use of their time.”

Mr. Asbahi is not qualified to serve on the MIMEDX Board in any capacity. The Board already carefully reviewed Mr. Asbahi’s qualifications last year when he nominated himself for election at the 2021 Annual Meeting. The Board determined that his lack of public company, board and applicable life sciences industry experience would render him unqualified for our Board. Moreover, the Company concluded that Mr. Asbahi cannot meet the Company’s ethical standards for board service in light of his drug-related criminal record involving possession of a dangerous Schedule I controlled substance, which, in the Company’s opinion, entirely disqualifies him from sitting on our Board.

MIMEDX has worked diligently to rebuild its reputation and reestablish ethics, accountability and credibility as bedrock requirements for Board service and for the way the Company will do business. Do not let Prescience Point and Mr. Asbahi destroy that progress.

DO NOT put your investment at risk. DO NOT let Prescience Point destroy what we have worked together to rebuild. Put an end to their reckless and self-serving campaigns by making your position clear and voting “FOR” directors who make a difference.

Vote the Enclosed White Proxy Card Today “FOR” Both of MIMEDX’s Highly Qualified Director Nominees

As a shareholder in MIMEDX, you deserve a Board of Directors with the skills, ethics, integrity, business acumen and relevant experience in the life sciences industry to oversee our management team and drive future value creation. Your Board and management team are focused on growing the core business and accelerating the pipeline, and we firmly believe we have the right directors in place to do just that. By supporting the current MIMEDX leadership and our ongoing transformation strategy, you are enhancing your investment.

We urge you to use the enclosed WHITE proxy card to vote today “FOR” both of MIMEDX’s nominees: James L. Bierman and Dr. Phyllis Gardner. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of your Board and the management team, thank you for your continued support.

Sincerely,
The MIMEDX Board of Directors

About MIMEDX

MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) our belief that the long term strategy we have chosen is in the best interests of our shareholders; (ii) our belief that as we continue to execute against our stated objectives and navigate our next phase of growth, we are well positioned for the future; and (iii) our belief that the experience, expertise and commitment of the MIMEDX leadership team, as overseen by our Board of Directors, will help position the Company for further future success and value creation. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials, planned regulatory submissions and regulatory approvals, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, regulatory approvals, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Important Additional Information

The Company, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). The Company has filed a definitive proxy statement and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors, director nominees and executive officers in the matters to be acted upon at the 2022 Annual Meeting. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at www.mimedx.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021. Shareholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.mimedx.com.

Contacts

Investors:
Jack Howarth
Investor Relations
404-360-5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
404-323-4779
hdixon@mimedx.com